Exhibit 77C

At a special meeting of shareholders of the Laudus Rosenberg U.S. Small Capitalization Fund
(the ?Fund?), a series
of Laudus Trust (the ?Trust?), held on
November 5, 2009, the shareholders approved the reorganization of the Fund into the Laudus Rosenberg U.S. Discovery Fund, a series of the Trust. The results of the shareholder vote were as follows:


Shares Voted
% of Shares
Voted
% of Total
Shares Voted
FOR
22,159,106.69
93.19%
46.97%
AGAINST
318,441.47
1.34%
0.68%
ABSTAIN
280,112.96
1.17%
0.59%
UNINSTRUCTED
1,021,667.00
4.30%
2.17%
TOTAL
23,779,328.12
100.00%
50.41%


At a special meeting of shareholders of the Trust held on December 14, 2009, shareholders approved the following proposal: to elect nine trustees to serve on the Board of Trustees of the Trust.


FOR
(shares)
WITHHELD
(shares)
% FOR
Charles R. Schwab
125,221,372.67
28,690,024.32
81.36%
Walter W. Bettinger, II
145,432,597.43
8,478,799.56
94.49%
Mariann Byerwalter
150,226,122.76
3,685,274.23
97.61%
John F. Cogan
149,359,044.40
4,552,352.59
97.04%
William A. Hasler
140,754,512.11
13,156,884.88
91.45%
Gerald B. Smith
149,347,240.57
4,564,156.42
97.03%
Donald R. Stephens
149,421,888.16
4,489,508.83
97.08%
Joseph H. Wender
149,294,896.88
4,616,500.11
97.00%
Michael W. Wilsey
143,901,543.71
10,009,853.28
93.50%